Exhibit 99.2

From the President

July 26, 2018

TO: All Members

SUBJECT: Second Quarter 2018 Financial Results and Payment of Dividends

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $91.6 million

•	Net interest income of $117.1 million

•	Advances at $76.3 billion

•	Letters of credit at $18.6 billion

•	Retained earnings at $1.2 billion

These results reflect the relevance of the co-op to our membership and allow us to set aside a meaningful contribution to affordable housing programs.

Dividend Payments

The Board of Directors declared quarterly dividends of 6.75 percent annualized on subclass B2 (activity) stock and 3.50 percent annualized on subclass B1 (membership) stock. These dividends will be calculated on your average capital stock held during the period April 1 to June 30, 2018, and will be credited to your Demand Deposit Account (DDA) tomorrow, July 27.

To estimate the amount of your dividend payment, please check the capital stock dividend calculator on Bank4Banks®.

As a reminder, our quarterly conference call is scheduled for Tuesday, July 31, at 9 a.m. You will have an opportunity to ask questions on the call. If you have not yet registered, you may do so by clicking here.

Sincerely,

Winthrop Watson

President and Chief Executive Officer

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